EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated February 29, 2008, relating to the consolidated financial statements and the effectiveness of Berkshire Hathaway Inc.’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the Company’s accounting for uncertainty in income taxes in 2007 and pension and other postretirement benefit plans in 2006), and the related financial statement schedule appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
Omaha, Nebraska
March 14, 2008